CONTEXT CAPITAL FUNDS
CONTEXT FUNDAMENTAL VALUE LONG/SHORT FUND

INSURANCE AGREEMENT AMONG INSUREDS
REQUIRED BY RULE 17g-1(f)

February 18, 2015

The Context Capital Funds and the Context Fundamental Value Long/Short Fund, each a  Delaware statutory trust (the “Trusts”), are registered management investment companies, and are named as insureds in a joint fidelity bond issued by Continental Insurance Company.  The fidelity bond issued by Continental Insurance Company provides coverage for larceny and embezzlement, among other things, in the principal amount of $400,000.  Pursuant to Rule 17g-1(f) of the Investment Company Act of 1940, each of the undersigned hereby agrees that in the event recovery is received under this bond as a result of a loss sustained by a Trust with respect to a Portfolio or Fund, each Trust shall receive an equitable and proportionate share of the recovery, but at least equal to the amount each would have received had single insured bonds, with minimum coverage as required by Rule 17g-1(d)(1) under the Investment Company Act of 1940, been provided and maintained by each Trust.  In addition, each of the undersigned agrees that the premium be allocated pro-rata amongst the Trusts based on gross assets.

Context Capital Funds
By: /s/ Vicki S. Horwitz
Vicki S. Horwitz, Secretary

Context Fundamental Value Long/Short Fund
By: /s/ Karen Shaw
Karen Shaw, Treasurer